                                                                   EXHIBIT 10.19
[LOGO OF SANWA BANK CALIFORNIA]

                                CREDIT AGREEMENT
                     ($10,000,000 Revolving Line of Credit)
 [$10,000,000 Letter of Credit Sub-Facility, $5,000,000 Acceptance Sub-Facility
                 and $4,500,000 Foreign Exchange Sub-Facility]
                        ($3,000,000 Equipment Term Loan)
        ($15,000,000 Acquisition Non-revolving Line Converting to Term)
________________________________________________________________________________

  This Credit Agreement (the "Agreement"), which supersedes the prior agreement dated January 24, 1997, is made and entered into this 22nd day of May, 1998, by and between SANWA BANK CALIFORNIA (the "Bank") and OSI SYSTEMS, INC., UDT SENSORS, INC. RAPISCAN SECURITY PRODUCTS (U.S.A.), INC. AND FERSON OPTICS, INC. (each a "Borrower" and together, the "Borrowers"), on the terms and conditions that follow:

                                   SECTION 1
                                  DEFINITIONS

  1.01 CERTAIN DEFINED TERMS: Unless elsewhere defined in this Agreement, the following terms shall have the following meanings (such meanings to be generally applicable to the singular and plural forms of the terms defined):

     (a) "ACCOUNT DEBTOR": shall mean the person or entity obligated to the Borrower upon an account.

     (b) "ACQUISITION ADVANCE": shall mean an advance to any Borrower under the Acquisition Line of Credit, Section 4.01.

     (c) "ALTERNATE CURRENCY": shall mean any lawful currency other than Dollars which is freely transferable and convertible into Dollars.

     (d) "BUSINESS DAY": shall mean a day other than a Saturday or Sunday on which commercial banks are open for business in California, USA, and, with respect to Eurocurrency Advances, on which dealings are carried on in the London interbank market and banks are open for business in London and in the country of issue of the currency of such Advance.

     (e) "COLLATERAL": shall mean the property described in Section 3.01, together with any other personal or real property in which the Bank may be granted a lien or security interest to secure payment of the Obligations.

     (f) "DEBT": shall mean all liabilities of each Borrower less Subordinated Debt.

     (g) "DOLLARS" AND THE SIGN "$": shall mean lawful money of the United
     States.

     (h) "EBITDA": shall mean earnings exclusive of extraordinary gains and before deductions for interest expense, taxes, depreciation and amortization expense.

     (i) "EFFECTIVE TANGIBLE NET WORTH": shall mean each Borrower's stated net worth plus Subordinated Debt but less the book value of all intangible assets of such Borrower (i.e., goodwill, trademarks, patents, copyrights, organization expense and similar intangible items including, but not limited to investments in and all amounts due from affiliates, officers or employees).

     (j) "EQUIPMENT ADVANCE": shall mean an advance to any Borrower under the Equipment Line under Section 3.01.

     (k) "ERISA": shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, including (unless the context otherwise requires) any rules or regulations promulgated thereunder.

     (l)  "EVENT OF DEFAULT":  shall have the meaning set forth in Section 9.

     (m) "EXPIRATION DATE": shall mean November 30, 1999 or the date of termination of the Bank's commitment to lend under this Agreement pursuant to Section 10.03, whichever shall occur first.

     (n) "INDEBTEDNESS": shall mean, with respect to each Borrower, (i) all indebtedness for borrowed money or for the deferred purchase price of property or services in respect of which any Borrower is liable, contingently or otherwise, as obligor, guarantor or otherwise, or in respect of which Borrower otherwise assures a creditor against loss and
     (ii) obligations under leases which shall have been or should be, in accordance with generally accepted accounting principles, reported as capital leases in respect of which any Borrower is liable, contingently or otherwise, or in respect of which any Borrower otherwise assures a creditor against loss.

     (o) "OBLIGATIONS": shall mean all amounts owing by each Borrower to the Bank pursuant to this Agreement including, but not limited to, the unpaid principal amount of Acquisition, Revolving, and Equipment Advances.

     (p) "PERMITTED LIENS": shall mean: (i) liens and security interests securing indebtedness owed by each Borrower to the Bank; (ii) liens for taxes, assessments or similar charges either not yet due or being contested in good faith; (iii) liens of materialmen, landlords, mechanics, warehousemen, or carriers or other like liens arising in the ordinary course of business and securing obligations which are not yet delinquent;
     (iv) purchase money liens or purchase money security interests upon or in any property acquired or held by each Borrower in the ordinary course of business to secure Indebtedness outstanding on the date hereof or permitted to be incurred under Section 8.09 hereof; (v) liens and security interests which, as of the date hereof, have been disclosed to and approved by the Bank in writing; and (vi) those liens and security interests which in the aggregate constitute an immaterial and insignificant monetary amount with respect to the net value of each Borrower's assets; (vii) liens against UDT Sensors, Inc. ("UDT") which may hereafter be granted in favor of the United States of America as set forth in that certain Stipulation for Consent Judgment referred to in and executed pursuant to that certain Criminal Plea and Sentencing Agreement between UDT and the United States Attorney's Office for the Central District of California, provided that such liens, if granted to the United States of America, shall be subordinated to those of the Bank pursuant to a subordination agreement in form and substance satisfactory to the Bank and (Viii) real estate loans from other lenders which are obtained to finance real property of Borrowers not to exceed $4,000,000.

     (q) "REDENOMINATE", "REDENOMINATION" AND "REDENOMINATED": each refers to redenomination of each Revolving Advance from Dollars into an Alternate Currency or from an Alternate Currency into Dollars or another Alternate Currency pursuant to Section 2.01.

     (r) "REFERENCE RATE": shall mean an index for a variable interest rate which is quoted, published or announced from time to time by the Bank as its reference rate and as to which loans may be made by the Bank at, below or above such reference rate.

     (s) "REVOLVING LINE OF CREDIT": shall mean the credit facility described in Section 2.01

     (t) "REVOLVING ADVANCES". Shall mean any advance under the Revolving Line of Credit, Section 2.01.

     (u) "SPREAD". Shall mean the following interest rate percentage based upon the debt Coverage Ratio then in effect:

            Debt Coverage Ratio        Spread
            Less than 2 to 1            1.25%
            Between 2.25 and 2 to 1     1.50%
            Between 2.75 and 2.25 to 1  1.75%
            2.75 to 1 or greater        2.00%

     (v) "SUBORDINATED DEBT": shall mean such liabilities of each Borrower which have been subordinated to those owed to the Bank in a manner acceptable to the Bank.

     (w) "VALUE". Shall mean the lesser of: the invoice cost of the equipment (including taxes, license fees, transportation costs, insurance premiums, and installation and connection expenses, fees and costs); or the book value of the equipment; or the liquidation value of the equipment as reasonably determined by the Bank.

  1.02 ACCOUNTING TERMS: All references to financial statements, assets, liabilities, and similar accounting items not specifically defined herein shall mean such financial statements or such items prepared or determined in accordance with generally accepted accounting principles consistently applied and, except where otherwise specified, all financial data submitted pursuant to this Agreement shall be prepared in accordance with such principles.

  1.03 OTHER TERMS: Other terms not otherwise defined shall have the meanings attributed to such terms in the California Uniform Commercial Code.

  1.04 CURRENCY EQUIVALENTS GENERALLY: For all purposes of this Agreement other than Section 2, the equivalent in any Alternate Currency of an amount in Dollars shall be determined at the rate of exchange quoted by the Bank in Los Angeles, at 9:00 A.M. two days before the date of determination, for the spot purchase in the relevant foreign exchange market of such amount of Dollars with such Alternate Currency.

                                   SECTION 2
                            REVOLVING LINE OF CREDIT

  2.01 THE REVOLVING LINE OF CREDIT. On terms and conditions as set forth herein, the Bank agrees to make Revolving Advances in Dollars or in Alternate Currency to each Borrower from time to time from the date hereof to the Expiration Date, provided the aggregate amount of such Revolving Advances outstanding at any time does not exceed $10,000,000 or the Dollar equivalent in Alternate Currency (the "Revolving Line of Credit"). Within the foregoing limits, each Borrower may borrow, partially or wholly prepay, and reborrow under this Section 2.01.

        (a) MAKING REVOLVING LINE ADVANCES. Each Revolving Advance shall be conclusively deemed to have been made at the request of and for the benefit of each Borrower (i) when credited to any deposit account of any Borrower maintained with the Bank or (ii) when paid in accordance with such Borrower's written instructions. Subject to the requirements of Section 6, Revolving Advances shall be made by the Bank upon telephonic or facsimile request received from the Borrower, and confirmed in writing within two Business Days, which request shall be received not later than 12:00 p.m. (Pacific Time) on the date specified for a Variable Rate Revolving Advance and 7:00 a.m. (Pacific Time) two business days prior to the date specified for a Eurocurrency Revolving Advance or a Cost of Funds Revolving Advance, each of which dates shall be a Business Day. The rates for a Eurocurrency Revolving Advance or a Cost of Funds Revolving Advance shall be set two Business Days prior to the Advance.

       (b) REVOLVING LINE ACCOUNT. The Bank shall maintain on its books a record of account in which the Bank shall make entries for each Revolving Advance and such other debits and credits as shall be appropriate in connection with the Revolving Line of Credit (the "Revolving Line Account"). The Bank shall provide the Borrowers with a monthly statement of the Borrowers' Account, which statement shall be considered to be correct and conclusively binding on the Borrowers unless any Borrower notifies the Bank to the contrary within 18 months after such Borrower's receipt of any such statement which it deems to be incorrect. Each Borrower hereby authorizes the Bank, if and to the extent payment owed to the Bank under the Revolving Line of Credit is not made when due, to charge, from time to time, against any or all of any Borrower's deposit accounts with the Bank any amount so due.

       (c) MANDATORY REPAYMENTS. On the Expiration Date, each Borrower hereby jointly and severally promises and agrees to pay to the Bank in full the aggregate unpaid principal amount of all Revolving Advances then outstanding, together with all accrued and unpaid interest thereon, provided, however, that any Revolving Advance denominated in Dollars must be repaid in Dollars and any Revolving Advance denominated in an Alternate Currency must be repaid in the same Alternate Currency.

       (d) INTEREST ON REVOLVING ADVANCES. Interest shall accrue from the date of each Revolving Advance under the Revolving Line of Credit at one of the following rates, as quoted by the Bank and as elected by any Borrower below:

          (i) VARIABLE RATE REVOLVING ADVANCES. For Revolving Advances denominated in Dollars, a variable rate per annum equivalent to an index for a variable interest rate which is quoted, published or announced from time to time by the Bank as its reference rate (the "Reference Rate") and as to which loans may be made by the Bank at, below or above such Reference Rate (the "Variable Rate"). Interest shall be adjusted concurrently with any change in the Reference Rate. A Revolving Advance which bears interest at the Variable Rate is hereinafter referred to as a "Variable Rate Revolving Advance".

          (ii) EUROCURRENCY REVOLVING ADVANCES. For Revolving Advances denominated in Dollars or in Alternate Currency, a fixed rate quoted by the Bank for one, three, six, nine or twelve months or for such other period of time that the Bank may quote and offer (provided that any such period of time does not extend beyond the Expiration Date) [the "Eurocurrency Interest Period"] for Revolving Advances in the minimum amount of $500,000 and in $100,000 increments thereafter. Such interest rate shall be a percentage, rounded upward to the nearest one-hundredth of one percent, equivalent to the relevant Spread then in effect plus the Bank's Eurocurrency Rate for Dollars or such Alternate Currency which is that rate determined by the Bank's Treasury Desk as being the approximate rate at which the Bank could purchase Dollars or Alternate Currency deposits in an amount approximately equal to the amount of the relevant Revolving Advance and for a period of time approximately equal to the relevant Eurocurrency Interest Period (adjusted for any and all assessments, surcharges and reserve requirements pertaining to the purchase by the Bank of such Alternate Currency deposits [the "Eurocurrency Rate"]. A Revolving Advance which bears interest at the Eurocurrency Rate is hereinafter referred to as the "Eurocurrency Revolving Advance".

          (iii) COST OF FUNDS REVOLVING ADVANCES. For Revolving Advances denominated in Dollars, the Bank hereby agrees to make Revolving Advances to the Borrower, at Borrower's election, at a fixed rate quoted by Bank in its sole discretion for each Revolving Advance (the "Cost of Funds Rate") plus the applicable Spread and for such period of time that the Bank may quote and offer, provided that any such period of time shall be for at least 7 days and provided further that any such period of time does not extend beyond the Expiration Date (the "Cost of Funds Interest Period") for Revolving Advances in the minimum amount $500,000 and in $100,000 increments thereafter. Revolving Advances based upon the Cost of Funds Rate are hereinafter referred to as "Cost of Funds Revolving Advances".

       Eurocurrency Revolving Advances and Cost of Funds Revolving Advances are sometimes hereinafter referred to as a "Fixed Rate Revolving Advance".

       Interest on Variable Rate Revolving Advances and Cost of Funds Revolving Advances shall be paid in Dollars in monthly installments commencing on the first day of the month following the date of the first such Revolving Advance and continuing on the first day of each month thereafter.

       Interest on any Eurocurrency Revolving Advance shall be paid on the last day of the Eurocurrency Interest Period pertaining to such Eurocurrency Revolving Advance and shall be paid in Dollars or in the relevant Alternate Currency as the case may be. Each Borrower further jointly and severally promises and agrees to pay the Bank interest on any Eurocurrency Revolving Advance with an Eurocurrency Interest Period in excess of 90 days on a quarterly basis (i.e., on the last day of each 90-day period occurring in such Eurocurrency Interest Period) and on the last day of the relevant Eurocurrency Interest Period.

       Interest on any Revolving Advances shall be computed on the basis of 360 days per year, but charged on the actual number of days elapsed.

       If interest is not paid as and when it is due, it shall be added to the principal, become and be treated as a part thereof, and shall thereafter bear like interest.

       (e) NOTICE OF ELECTION TO ADJUST INTEREST RATE. Each Borrower may elect that interest on a Fixed Rate Revolving Advance shall continue to accrue at a newly quoted Eurocurrency Rate or Cost of Funds Rate; provided, however, that such notice shall be received by the Bank no later than 7:00 a.m. two business days prior to the last day of the Eurocurrency Interest Period for a Eurocurrency Revolving Advance and 1:00 p.m. one business day prior to the last day of a Cost of Funds Interest Period for a Cost of Funds Revolving

Advance. Such notice may be by telephone if confirmed in writing by telecopy with the original of such writing deposited in the US mail or with an air courier on the same day. The Bank shall not incur any liability to any Borrower in acting upon any telephonic notice referred to above that the Bank believes in good faith to have been given by a duly authorized officer or other person authorized to act on behalf of such Borrower and upon any borrowing, Redenomination or continuation by the Bank in accordance with this Agreement pursuant to any telephonic notice, the Borrowers shall have effected the borrowing, redenomination or continuation of Revolving Advances hereunder. Any Borrower may elect that interest on a Fixed Rate Revolving Advance shall accrue at the Variable Rate; provided, however, that such notice shall be received by the Bank no later than one business day prior to the last day of the Interest Period pertaining to such Fixed Rate Revolving Advance, and provided further, however, that such Fixed Rate Revolving Advance shall be in Dollars or Redenominated in Dollars pursuant to the terms of Section 2.01 (f). If the Bank shall not have received notice (as prescribed herein) of such Borrower's election that interest on any Fixed Rate Revolving Advance shall continue to accrue at the newly quoted Eurocurrency Rate or Cost of Funds Rate or Variable Rate as the case may be, the Borrower shall be deemed to have elected that interest thereon shall be adjusted to accrue at the Variable Rate then in effect and any Alternate Currency shall be Redenominated in Dollars.

       (f) REDENOMINATION OF REVOLVING ADVANCES. Any Borrower may, upon notice given to the Bank at least four Business Days prior to the date of the proposed Redenomination, request that a Eurocurrency Revolving Advance be Redenominated from Dollars into an Alternate Currency or from an Alternate Currency into Dollars or another Alternate Currency; provided, however, that any Redenomination shall be made on, and only on, the last day of an Interest Period for such Revolving Advances. Each such notice of request of a Redenomination ( "Notice of Redenomination") shall be by telecopier, telex or cable, confirmed immediately in writing, or may be by telephone if confirmed in writing by telecopy with the original of such writing deposited in the US mail or with an air courier on the same day, and the Bank shall not incur any liability to any Borrower in acting upon any telephonic notice referred to above that the Bank believes in good faith to have been given by a duly authorized officer or other person authorized to act on behalf of such Borrower and upon any borrowing, Redenomination or continuation by the Bank in accordance with this Agreement pursuant to any telephonic notice, the Borrowers shall have effected the borrowing, redenomination or continuation of Revolving Advances hereunder, specifying (i) the Eurocurrency Revolving Advance(s) to be Redenominated, (ii) the date of the proposed Redenomination, (iii) the Alternate Currency into which such Revolving Advances are to be Redenominated, and (iv) the duration of the Interest Period for such Revolving Advances upon being so Redenominated. In the case of a Notice of Redenomination which requests a Redenomination of Revolving Advances into an Alternate Currency, such Redenomination is subject to confirmation by Bank not later than the third Business Day before the requested date of such Redenomination that such Bank agrees to such Redenomination. which confirmation shall be notified to the relevant Borrower. If no confirmation is provided the Redenomination will not occur. Each Revolving Advance so requested to be Redenominated will be Redenominated, on the date specified therefor in such Notice of Redenomination, into an equivalent amount thereof in the currency requested in such Notice of Redenomination, such equivalent amount to be determined on such date in accordance with Section 2.01 (l), and, upon being so Redenominated, will have an initial Interest Period as requested in such Notice of Redenomination.

     (g)  PREPAYMENT:

              (i) The Borrowers may prepay any Revolving Advance in whole or in part, at any time and without penalty, provided, however, that: (a) any partial prepayment shall first be applied, at the Bank's option, to accrued and unpaid interest and next to the outstanding principal balance; and (b) during any period of time in which interest is accruing on any Revolving Advance on the basis of the Eurocurrency Rate or the Cost of Funds Rate, no prepayment shall be made except on a day which is the last day of the Interest Period pertaining thereto provided, however, if the whole or any part of any

     Fixed Rate Revolving Advance is prepaid by reason of acceleration or otherwise, each Borrower shall jointly and severally, upon the Bank's request, promptly pay to and indemnify the Bank for all costs and any loss actually incurred by the Bank, excluding loss of profit on any margin, but including any loss resulting from the re-employment of funds, sustained by the Bank as a consequence of such prepayment, and provided further, that any prepayment hereunder shall not be deemed to be an event of default.

            (ii) If, on the last day of any Interest Period, the equivalent in Dollars of the aggregate principal amount of all Eurocurrency Revolving Advances then outstanding when combined with the aggregate principal amount of all Variable Rate Revolving Advances and Cost of Funds Revolving Advances then outstanding exceeds the Revolving Line of Credit, each Borrower shall on such last day jointly and severally prepay an aggregate principal amount of such Revolving Advances to the Bank in an amount at least equal to such excess, with accrued interest to the date of such prepayment on the principal amount prepaid.

       (h) INDEMNIFICATION FOR EUROCURRENCY RATE AND COST OF FUNDS RATE COSTS. During any period of time in which interest on any Revolving Advance is accruing on the basis of the Eurocurrency Rate or the Cost of Funds Rate, each Borrower shall jointly and severally, upon the Bank's 15-days written request, which request shall explain in reasonable detail the reason for such costs or payments, promptly pay to and reimburse the Bank for all costs incurred and payments made by the Bank by reason of any future assessment, reserve, deposit or similar requirement or any surcharge, tax or fee imposed upon the Bank or as a result of the Bank's compliance with any directive or requirement of any regulatory authority pertaining or relating to the Alternate Currency or Dollars or cost of funds used by the Bank in quoting and determining the Eurocurrency Rate or the Cost of Funds Rate under this Agreement, provided that Bank notifies Borrower within 15 days of Bank having knowledge that such assessment, reserve, deposit or similar requirement or any surcharge, tax or fee shall be imposed.

       (i) EUROCURRENCY RATE OR COST OF FUNDS RATE INFEASIBLE. In the event that the Bank shall at any time determine that the accrual of interest on the basis of the Eurocurrency Rate or the Cost of Funds Rate (i) is infeasible at the time of any borrowing, continuation or Redenomination because the Bank is unable to determine the Eurocurrency Rate or Cost of Funds Rate due to the unavailability of Dollars or Alternate Currency deposits, contracts or time deposits in an amount approximately equal to the amount of the relevant Revolving Advance and for a period of time approximately equal to relevant Interest Period or (ii) is or has become unlawful or infeasible by reason of the Bank's compliance with any new law, rule, regulation, guideline or order, or any new interpretation of any present law, rule, regulation, guideline or order, then the Bank shall give telephonic notice thereof (confirmed in writing) to the Borrowers, in which event such Fixed Rate Revolving Advance shall be immediately converted or Redenominated into a Variable Rate Revolving Advance.

       (j) FAILURE TO BORROW. In the case of any Fixed Rate Revolving Advance, each Borrower shall jointly and severally indemnify Bank against any loss, cost or expense incurred by Bank as a result of any failure to borrow on the date specified for such Fixed Rate Revolving Advance (other than as a result of Bank's failure to make funds available for such Revolving Advance), including, without limitation, any loss (excluding loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by Bank to fund such Fixed Rate Revolving Advance to be made by Bank when such Fixed Rate Revolving Advance is not made on such date.

       (k) COMPUTATIONS AND PAYMENTS. Interest on any Revolving Advance shall be computed on the basis of 360 days per year, but charged on the actual number of days elapsed. Whenever any payment hereunder shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest; provided, however, if such extension would cause payment of interest on or principal of Eurocurrency Revolving Advances to be made in the next following calendar month, such payment shall be made on the immediately preceding Business Day.

       (l) CURRENCY EQUIVALENTS. For purposes of the provisions of this Section 2, (i) the equivalent in Dollars of any Alternate Currency shall be determined by using the quoted spot rate at which Bank's principal office in Los Angeles offers to exchange Dollars for such Alternate Currency at 9:00 A.M. (Los Angeles time) two Business Days prior to the date on which such equivalent is to be determined, (ii) the equivalent in any Alternate Currency of any other Alternate Currency shall be determined by using the quoted spot rate at which Bank's principal office in Los Angeles offers to exchange such Alternate Currency for the equivalent in Dollars of such other Alternate Currency at 9:00 A.M. (Los Angeles time) two Business Days prior to the date on which such equivalent is to be determined, and (iii) the equivalent in any Alternate Currency of Dollars shall be determined by using the quoted spot rate at which Bank's principal office in Los Angeles offers to exchange such Alternate Currency for Dollars at 9:00 A.M. (Los Angeles time) two Business Days prior to the date on which such equivalent is to be determined. Except as specified in Section 1.04 , the equivalent in Dollars of each Eurocurrency Rate Revolving Advance made in an Alternate Currency shall be recalculated hereunder on each date that it shall be necessary to determine the unused portion of Bank's Revolving Line of Credit or any or all Revolving Advance or Revolving Advances outstanding on such date.

       (m) COMMITMENT FEE. The Borrowers agree to pay to Bank, jointly and severally, a commitment fee on the unused portion of the Revolving Line of Credit, beginning from the date of this Agreement, of .125% per annum, payable quarterly in arrears on the last day of each March, June, September and December of each year.

    2.02 LETTERS OF CREDIT SUBLIMIT. The Bank agrees to issue commercial and stand-by letters of credit (each a "Letter of Credit") on behalf of the Borrower, provided, however, at no time shall the total face amount of all Letters of Credit outstanding (including all existing Letters of Credit outstanding at the time of execution of this Agreement issued by Bank under prior Credit Agreements) less any partial draws paid by the Bank and not reimbursed by the Borrower exceed the sum of $10,000,000.00, and provided further, at no time shall the total undrawn amount of all Letters of Credit outstanding plus any partial draws paid by the Bank and not reimbursed by the Borrowers, together with the total principal amount of all Revolving Advances outstanding exceed the Revolving Line of Credit.

       (a) Upon the Bank's request, each Borrower shall, jointly and severally, promptly pay to the Bank issuance fees and such other fees, commissions, costs and any out-of-pocket expenses charged or incurred by the Bank with respect to any Letter of Credit.

       (b) The commitment by the Bank to issue Letters of Credit shall, unless earlier terminated in accordance with the terms of the Agreement, automatically terminate on the Expiration Date and no Letter of Credit shall expire on a date which is more than 90 days after the Expiration Date.

       (c) Each Letter of Credit shall be in form and substance and in favor of beneficiaries satisfactory to the Bank, provided that the Bank may refuse to issue a Letter of Credit due to the nature of the transaction or its terms or in connection with any transaction where the Bank, due to the beneficiary or the nationality or residence of the beneficiary, would be prohibited by any applicable law, regulation or order from issuing such Letter of Credit.

       (d) Prior to the issuance of each Letter of Credit but in no event later than 9:00 a.m. (California time) on the day such Letter of Credit is to be issued (which shall be a Business Day), the relevant Borrower shall deliver to the Bank International Department a duly executed form of the Bank's standard form of application for issuance of letter of credit with proper insertions.

       (e) The Borrowers shall, jointly and severally, upon the Bank's request, promptly pay to and reimburse the Bank for all costs incurred and payments made by the Bank by reason of any future assessment, reserve, deposit or similar requirement or any surcharge, tax or fee imposed upon the Bank or as a result of the Bank's compliance with any future directive or requirement of any regulatory authority pertaining or relating to any Letter of Credit.

       (f) Upon receipt from any beneficiary under a Letter of Credit of a demand for payment under such Letter of Credit (each a "Drawing"), the Bank
                                                        -------
shall promptly notify the Borrower. Borrower promises and agrees to immediately reimburse the Bank, in cash or by a Revolving Advance, for any amounts paid the Bank pursuant to a Drawing. In the event the Borrower shall fail to reimburse the Bank in cash for a Drawing Bank shall make a Revolving Advance and the Borrower promises and agrees to pay interest on the amount of such Advance at a rate equal to the Reference Rate calculated on the basis of 360 day per year but charged on the actual number of days elapsed, said rate of interest to be adjusted concurrently with any change in the Reference Rate.

  2.03 ACCEPTANCE FACILITY SUBLIMIT. Any Borrower may from time to time request the Bank to accept one or more drafts drawn on the Bank for the account of the Borrowers (each an "Acceptance"). At no time, however, shall the total principal balance of all Acceptances outstanding exceed $5,000,000, and together with the total face amount of all outstanding Letters of Credit less any partial draws paid by the Bank and the total principal balance of all Revolving Advances outstanding, exceed the Revolving Line of Credit.

       (a) REQUESTS FOR ACCEPTANCES. Each request for an Acceptance shall be made in writing or by telephone confirmed in writing (each a "Request"), shall be irrevocable, and shall involve one or more drafts as described below. Each Request shall be delivered or communicated to the Bank no later than 12:00 p.m. (California time) on the day (which shall be a business day) on which the creation of an Acceptance is requested. By making any such Request, the Borrower agrees that all matters relating to each such Acceptance shall be governed by the terms hereof and the Borrower restates all warranties and representations made by the Borrower herein as if made on the date of the Request and on the date that the Acceptance is created.

       (b) ACCEPTANCES. Each Acceptance shall be created upon a Request by the Bank's acceptance of a draft in form and substance satisfactory to the Bank (each a "Draft"). Each Draft shall: (i) be drawn on the Bank by or on behalf or for the account of the Borrowers in accordance with the provisions hereof;
(ii) have a minimum face amount of $100,000 ; (iii) be for the purpose of financing only those transactions permitted by paragraph 7 of Section 13 of the Federal Reserve Act, as amended from time to time; and (iv) mature not more than 180 days after the date thereof (provided that, if such date is not a Business Day, the maturity shall be extended to the next succeeding Business Day). However, no Draft shall mature more than 90 days after the Expiration Date.
Each Borrower hereby warrants that any Acceptances relating to the importation or exportation of goods or relating to the domestic shipment of goods shall:
(i) not have a term in excess of the period of time which is usual and reasonably necessary to finance transactions of the character of the underlying import or export transaction or the underlying domestic shipment; (ii) not, together with all other Acceptances relating to any such shipment, have an aggregate face amount exceeding the CIF value of such shipment; and (iii) not be created more than 30 days after the date of shipment of goods to which such Acceptance relates. Acceptances relating to the storage of goods shall be subject to the further conditions that: (i) at the time such Acceptance is created, the goods being stored are covered by a warehouse receipt issued by a bonded warehouse independent of the Borrower and acceptable to the Bank; (ii) the goods covered by the warehouse receipt are readily marketable staples (as such term is defined in

Section 13 of the Federal Reserve Act by the Board of Governors of the Federal Reserve System or by Federal Reserve Bulletins) held pending a reasonably immediate sale, distribution or shipment; and (iii) the face amount of the Acceptance relating to such goods does not exceed the fair market value of the goods.

       (c) ACCEPTANCE LIABILITY: Each Borrower is obligated, and hereby jointly and severally promises and agrees, to pay the Bank, on the maturity date of each Acceptance or on such earlier date as may be required pursuant hereto, the face amount of each such Acceptance.

       (d) ACCEPTANCE COMMISSIONS. Each Borrower agrees, jointly and severally, upon acceptance by the Bank of each Draft and as a condition precedent to such Acceptance, to pay to the Bank a fee (the "Commission") in an amount equal to 1.5% per annum of the face amount of each Acceptance calculated on the basis of 360 days per year for the actual number of days (including the first day but excluding the last day) during the period which is for the term of the Draft.

       (e) DISCOUNT OF ACCEPTANCES. The Bank agrees to discount any Acceptance that is created and presented to it for discount at a rate quoted by the Bank at the time the Acceptance is presented to the Bank for discount and for a similar dollar amount and a similar maturity as the Draft being presented to the Bank by the Borrower for acceptance (the "Acceptance Discount Rate"). On the date any such Acceptance is presented for discount, the Bank shall: (i) cause the aggregate discounted amount (less any Commission then payable by the Borrowers to the Bank hereunder) to be made available to the Borrowers by crediting such amount to any Borrower's demand deposit account maintained with the Bank, unless the Acceptance is created by a beneficiary under a Letter of Credit, in which event the Bank will cause the amount to be paid to such beneficiary and will notify the Borrowers as to the creation of the Acceptance; and (ii) advise the Borrowers of the Acceptance Discount Rate at which the Bank discounted such Acceptance. The Bank shall have the right, in its sole discretion, to sell, rediscount, hold or otherwise deal with or dispose of any such Acceptance discounted by it.

       (f) ACCEPTANCE COLLATERAL. Each Draft accepted by the Bank in accordance with the above shall be secured by a security interest in the goods (as defined in the California Uniform Commercial Code) involved in the transaction out of which the Acceptance arose to the extent that such a security interest is either required by the Bank or in order that the relevant Acceptance conform to the requirements of Section 13 of the Federal Reserve Act.

       (g) RESERVES. Each Borrower shall, jointly and severally, upon the Bank's 15-day written notice , promptly pay to and reimburse the Bank for all costs incurred and payments made by the Bank by reason of any future assessment, reserve, deposit or similar requirement or any surcharge, tax or fee imposed upon the Bank or as a result of the Bank's compliance with any future directive or requirement of any regulatory authority pertaining or relating to any Acceptance, provided that Bank notifies Borrower within 15 days of Bank having knowledge that such assessment,reserve, deposit or similar requirement or any surcharge, tax or fee shall be imposed.

  2.04 FOREIGN EXCHANGE SUB-FACILITY. The Borrowers may from time to time request Bank to purchase or sell foreign currency in a specified amount, at a fixed price, and for delivery at a future date no greater than 364 days from the date of purchase (each a "Foreign Exchange Contract"). At no time, however, shall 15% of the aggregate of the settlement price of all Foreign Exchange Contracts outstanding exceed $4,500,000 as determined by Bank at the time of entering into each Foreign Exchange Contract, and provided further, that all outstanding Revolving Advances, Letters of Credit and Acceptances and 15% of the aggregate of the settlement price of the Foreign Exchange Contracts outstanding may not exceed the Revolving Line of Credit.

       (a) REQUESTS FOR FOREIGN EXCHANGE CONTRACTS. Each request for a Foreign Exchange Contract shall be made by telephone or fax, confirmed in writing (each a "Request"). Each Request shall be delivered or communicated to the Bank no later than 3:00 p.m. (California time) on the day (which shall be a business day) on which the Foreign Exchange Contract is requested. By making any such Request, each Borrower agrees that all matters relating to each such Foreign Exchange Contract shall be governed hereby and each Borrower restates all warranties and representations made by Borrower herein as if made on the date the Foreign Exchange Contract is entered into.

       (b) EXPIRATION DATE. The commitment by the Bank to enter into Foreign Exchange Contracts shall, unless earlier terminated in accordance with this Agreement, automatically terminate on the Expiration Date and no Foreign Exchange Contract shall expire on a date which is after the Expiration Date.

       (c) AVAILABILITY. Bank may refuse to enter into a Foreign Exchange Contract with the Borrower where the Bank, in its sole discretion, determines that such foreign currency is unavailable, or where Bank would be prohibited by any applicable law, regulation or order from purchasing such foreign currency.

       (d) PURPOSE. The Foreign Exchange Contract shall be used to hedge foreign exchange exposure and/or risk.

       (e) PAYMENT. Payment is due on the settlement date of any Foreign Exchange Contract (the "Payment Date"). Bank is hereby authorized by each Borrower to charge the full settlement price of any Foreign Exchange Contract against the depository account or accounts maintained by each Borrower with Bank on the Payment Date.

       (f) RESERVES. The Borrowers shall, jointly and severally, upon the Bank's 15-day written notice request, promptly pay to and reimburse the Bank for all costs incurred and payments made by the Bank by reason of any future assessment, reserve, deposit, capital maintenance or similar requirement or any surcharge, tax or fee imposed upon the Bank or as a result of the Bank's compliance with any future directive or requirement of any regulatory authority pertaining or relating to any Foreign Exchange Contract, provided that Bank notifies Borrower within 15 days of Bank having knowledge that such assessment,reserve, deposit or similar requirement or any surcharge, tax or fee shall be imposed.


                                   SECTION 3
                                 EQUIPMENT LINE

  3.01 EQUIPMENT PURCHASE FACILITY: The Bank hereby agrees to make loans and Equipment Advances to assist each Borrower in purchasing items of Equipment, upon a written request therefor made by any Borrower to the Bank prior to November 30, 1998 (the "Equipment Purchase Facility"). Each Equipment Advances made hereunder shall be in an amount not to exceed 80% of the Value of the item(s) of equipment being purchased; provided, however, that at no time shall the total aggregate outstanding principal amount of Equipment Advances made hereunder exceed the sum of $3,000,000; and provided further that the amount of any Equipment Advances made hereunder which is repaid, in whole or in part, may not be reborrowed.

       (a) EQUIPMENT ACCOUNT. The Bank shall maintain on its books a record of account in which the Bank shall make entries for each Equipment Advances and such other debits and credits as shall be appropriate in connection with the Equipment Purchase Facility (the "Equipment Account"). The Bank shall provide the Borrowers with a monthly statement of the Borrowers' Equipment Account, which statement shall be considered to be correct and conclusively binding on the Borrower unless any Borrower notifies the Bank to the contrary within 18 months after such Borrower's receipt of any such statement which it deems to be incorrect.

       (b) INTEREST ON EQUIPMENT ADVANCES. Borrowers shall have the option to select an interest rate under this facility at one of the interest rate options available for the Revolving Advances in Section 2.01 (d) and subject to the same terms as 2.01 (e) through (l).

       (c) MATURITY. On November 30, 1998, each Borrower hereby jointly and severally promises and agrees to pay to the Bank in full the aggregate unpaid principal amount of all Equipment Advances then outstanding under the Equipment Purchase Facility, together with all accrued and unpaid interest thereon.

       (d) CONVERSION TO TERM LOAN. It is hereby agreed that the Borrowers may not less than two (2) days prior to November 30, 1998, convert the principal balance of all Equipment Advances outstanding hereunder as of November 30, 1998 to be payable on a term loan basis. Accrued and unpaid interest hereunder shall be paid to the Bank concurrently with the Borrower's election to convert. Interest shall accrue and principal and interest shall be paid in accordance with the terms and provisions of the Equipment Line, provided however that principal shall be payable in 60 equal monthly payments beginning on December 31, 1998 and continuing on the last day of each month through November 30, 2003 at which time all principal and interest will be due.

  3.03 LATE PAYMENT. If any payment of principal (other than a principal payment due on the Expiration Date) or interest, or any portion thereof, under this Agreement is not paid within ten (10) calendar days after it is due, a late payment charge equal to five percent (5%) of such past due payment may be assessed and shall be immediately payable.

  3.04 JOINT LIABILITY. Notwithstanding that Equipment Advances may be made to a particular Borrower, each Borrower is jointly and severally liable for the repayment to Bank of any and all monies, together with interest thereon, disbursed under this Agreement. By each Borrower's respective execution of this Agreement, each such Borrower, jointly and severally, unconditionally and irrevocably promises to pay and guarantees the obligation for repayment of all indebtedness incurred hereunder.


                                   SECTION 4
                         THE ACQUISITION LINE OF CREDIT

  4.01 THE ACQUISITION LINE OF CREDIT. On terms and conditions as set forth herein, the Bank agrees to make Acquisition Advances in Dollars or in Alternate Currency to each Borrower from time to time from the date hereof to the Expiration Date, provided the aggregate amount of such Advances outstanding at any time does not exceed $15,000,000 or the Dollar equivalent in Alternate Currency (the "Acquisition Line of Credit"). Acquisition Advances that are repaid may not be reborrowed. Acquisition Advances under the Acquisition Line of Credit shall be used only to fund acquisitions of companies in substantially the same line(s) of business as the Borrowers are presently engaged in and shall be in an amount not greater than $5,000,000 per acquisition and only if a proforma financial covenant compliance certificate, after giving effect to the acquisition, shows the Borrower to be in compliance.

       (a) MAKING ACQUISITION LINE ADVANCES. Each Acquisition Advance shall be conclusively deemed to have been made at the request of and for the benefit of each Borrower (i) when credited to any deposit account of any Borrower maintained with the Bank or (ii) when paid in accordance with such Borrower's written instructions. Subject to the requirements of Section 5, Acquisition Advances shall be made by the Bank upon telephonic or facsimile request received from the Borrower, and confirmed in writing within two Business Days, which request shall be received not later than 12:00 p.m. (Pacific Time) on the date specified for a Variable Rate Acquisition Advance and 7:00 a.m. (Pacific Time) two business days prior to the date specified for a Eurocurrency Acquisition Advance or a Cost of Funds Acquisition Advance, each of which dates shall be a Business Day. The rates for a Eurocurrency Acquisition Advance or a Cost of Funds Acquisition Advance shall be set on the same Business Day as the request is received if received by 7:00 a.m. and on the next Business Day if received after 7:00 a.m.. Revolving Acquisition Advances shall be made by the Bank upon telephonic or facsimile request received from the Borrower, and confirmed in writing within two Business Days, which request shall be received not later than 12:00 p.m. (Pacific Time) on the date specified for a Variable Rate Revolving Advance and 7:00 a.m. (Pacific Time) two business days prior to the date specified for a Eurocurrency Revolving Advance or a Cost of Funds Revolving Advance, each of which dates shall be a Business Day.

       (b) ACQUISITION ACCOUNT. The Bank shall maintain on its books a record of account in which the Bank shall make entries for each Acquisition Advance and such other debits and credits as shall be appropriate in connection with the Acquisition of Credit (the "Acquisition Account"). The Bank shall provide the Borrowers with a monthly statement of the Borrowers' Acquisition Account, which statement shall be considered to be correct and conclusively binding on the Borrowers unless any Borrower notifies the Bank to the contrary within 18 months after such Borrower's receipt of any such statement which it deems to be incorrect. Each Borrower hereby authorizes the Bank, if and to the extent payment owed to the Bank under the Acquisition Line of Credit is not made when due, to charge, from time to time, against any or all of any Borrower's deposit accounts with the Bank any amount so due.

       (c) MANDATORY REPAYMENTS. On the Expiration Date, each Borrower hereby jointly and severally promises and agrees to pay to the Bank in full the aggregate unpaid principal amount of all Acquisition Advances then outstanding, together with all accrued and unpaid interest thereon, provided, however, that any Acquisition Advance denominated in Dollars must be repaid in Dollars and any Acquisition Advance denominated in an Alternate Currency must be repaid in the same Alternate Currency.

       (d) INTEREST ON ACQUISITION ADVANCES. Borrowers shall have the option to select an interest rate under this facility from one of the interest rate options available to Borrowers for the Revolving Advances in Section 2.01 (d) and subject to the same terms as 2.01 (e) through (l).

       (e) FEE. The Borrowers agree to pay to Bank, jointly and severally, a fee of .25% of the amount of each Acquisition Advance under the Acquisition Line of Credit, payable at the time each Acquisition Advance is made.

       (f) CONVERSION TO TERM LOAN. It is hereby agreed that the Borrowers may, not less than 2 days prior to November 30, 1999, convert the principal balance of all Acquisition Advances outstanding hereunder as of November 30, 1999 to be payable on a term loan basis. Accrued and unpaid interest hereunder shall be paid to the Bank concurrently with the Borrower's election to convert. Interest shall accrue and principal and interest shall be paid in accordance with the terms and provisions of the Acquisition Line, provided however that principal shall be payable in 48 equal monthly payments beginning on December 31, 1999 and continuing on the last day of each month through November 30, 2003 at which time all principal and interest will be due.

  4.02 LATE PAYMENT. If any payment of principal (other than a principal payment due on the Expiration Date) or interest, or any portion thereof, under this Agreement is not paid within ten (10) calendar days after it is due, a late payment charge equal to five percent (5%) of such past due payment may be assessed and shall be immediately payable.

  4.03 JOINT LIABILITY. Notwithstanding that Acquisition Advances may be made to a particular Borrower, each Borrower is jointly and severally liable for the repayment to Bank of any and all monies, together with interest thereon, disbursed under this Agreement. By each Borrower's respective execution of this Agreement, each such Borrower, jointly and severally, unconditionally and irrevocably promises to pay and guarantees the obligation for repayment of all indebtedness incurred hereunder.


                                   SECTION 5
                                   COLLATERAL

  5.01 THE COLLATERAL. To secure payment and performance of all of each Borrower's Obligations under this Agreement and all other liabilities, loans, guarantees, covenants and duties owed by the Borrower to the Bank, whether or not evidenced by this or by any other agreement, absolute or contingent, due or to become due, now existing or hereafter and howsoever created, each Borrower hereby grants the Bank a security interest in and to all of the following property (the "Collateral"):

       (a) All goods now owned or hereafter acquired by each Borrower or in which any Borrower now has or may hereafter acquire any ownership interest, including, but not limited to, all machinery, equipment, furniture, furnishings, fixtures, tools, supplies and motor vehicles of every kind and description, and all additions, accessions, improvements, replacements and substitutions thereto and thereof.

       (b) All inventory now owned or hereafter acquired by either Borrower, including, but not limited to, all raw materials, work in process, finished goods, merchandise, parts and supplies of every kind and description, including inventory temporarily out of either Borrower's custody or possession, together with all returns on accounts.

         (c) All accounts, contract rights and general intangibles now owned or hereafter created or acquired by either Borrower, including, but not limited to, all receivables, goodwill, trademarks, trade styles, trade names, patents, patent applications, software, customer lists and business records, but excluding any equity interest in any of Borrower's foreign affiliates or subsidiaries.

       (d) All documents, instruments and chattel paper now owned or hereafter acquired by either Borrower.

       (e) All monies, deposit accounts, certificates of deposit and securities of each Borrower now or hereafter in the Bank's or its agents' possession, excluding the securities and stock of any Borrower's foreign affiliates or subsidiaries.

  The Bank's security interest in the Collateral shall be a continuing lien and shall include the proceeds and products of the Collateral including, but not limited to, the proceeds of any insurance thereon.


                                   SECTION 6
                             CONDITIONS OF LENDING

  6.01 CONDITIONS PRECEDENT TO THE INITIAL ADVANCE. The obligation of the Bank to make the initial Acquisition Advance and the first extension of credit to or on account of any Borrower hereunder is subject to the conditions precedent that the Bank shall have received before the date of such initial Advance and such first extension of credit all of the following, in form and substance satisfactory to the Bank:

       (a) Evidence that the execution, delivery and performance by each Borrower of this Agreement and any document, instrument or agreement required hereunder have been duly authorized.

       (b) Executed UCC-1 financing statement(s) describing the Collateral, together with evidence of the recordation of such statement(s).

       (c) Such other evidence as the Bank may request to establish the consummation of the transaction contemplated hereunder and compliance with the conditions of this Agreement.

  6.02 CONDITIONS PRECEDENT TO ALL ADVANCES. The obligation of the Bank to make each Advance and each other extension of credit to or on account of either Borrower (including the initial Advance and the first extension of credit) shall be subject to the further conditions precedent that, on the date of each Advance or each extension of credit and after the making of such Advance or extension of credit:

       (a) The Bank shall have received such supplemental approvals, opinions or documents as the Bank may reasonably request.

       (b) The representations contained in Section 7 and in any other document, instrument or certificate delivered to the Bank hereunder are correct.

       (c) No event has occurred and is continuing which constitutes, or, with the lapse of time or giving of notice or both, would constitute an Event of Default.

       (d) The security interest in the Collateral has been duly authorized, created and perfected and is in full force and effect.

  Each Borrower's acceptance of the proceeds of any Advance or the Borrower's execution of any document or instrument evidencing or creating any Obligation hereunder shall be deemed to constitute such Borrower's representation and warranty that all of the above statements are true and correct.


                                   SECTION 7
                         REPRESENTATIONS AND WARRANTIES

  Each Borrower hereby makes the following representations and warranties to the Bank, which representations and warranties are continuing:

  7.01 STATUS. Each Borrower is a corporation, duly organized and validly existing under the laws of the State of California and is properly licensed and is qualified to do business and in good standing in, and, where necessary to maintain each Borrower's rights and privileges, has complied with the fictitious name statute of every jurisdiction in which the Borrower is doing business.

  7.02 AUTHORITY. The execution, delivery and performance by each Borrower of this Agreement and any instrument, document or agreement required hereunder have been duly authorized and do not and will not: (i) violate any provision of any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award presently in effect having application to either Borrower; (ii) result in a breach of or constitute a default under any material indenture or loan or credit agreement or other material agreement, lease or instrument to which either Borrower is a party or by which it or its properties may be bound or affected; or (iii) require any consent or approval of its stockholders or violate any provision of its articles of incorporation or by-laws.

  7.03 LEGAL EFFECT. This Agreement constitutes, and any instrument, document or agreement required hereunder when delivered hereunder will constitute, legal, valid and binding obligations of each Borrower enforceable against such Borrower in accordance with their respective terms.

  7.04 FICTITIOUS TRADE STYLES. There are no fictitious trade styles used by any Borrower in connection with its business operations. Each Borrower shall notify the Bank not less than 30 days prior to effecting any change in the matters described herein or prior to using any other fictitious trade style at any future date, indicating the trade style and state(s) of its use.

  7.05 FINANCIAL STATEMENTS: All financial statements, information and other data which may have been or which may hereafter be submitted by the Borrowers to the Bank are true, accurate and correct and have been or will be prepared in accordance with generally accepted accounting principles consistently applied and accurately represent the financial condition or, as applicable, the other information disclosed therein. Since the most recent submission of such financial information or data to the Bank, each Borrower represents and warrants that no material adverse change in such Borrower's financial condition or operations has occurred which has not been fully disclosed to the Bank in writing.

  7.06 LITIGATION. Except as have been disclosed to the Bank in writing, there are no actions, suits or proceedings pending or, to the knowledge of each Borrower, threatened against or affecting any Borrower or any Borrower's properties before any court or administrative agency which, if determined adversely to such Borrower, would have a material adverse effect on such Borrower's financial condition or operations or on the Collateral.

  7.07 TITLE TO ASSETS. Each Borrower has good and marketable title to all of its assets (including, but not limited to, the Collateral) and the same are not subject to any security interest, encumbrance, lien or claim of any third person except for Permitted Liens.

  7.08 ERISA. If any Borrower has a pension, profit sharing or retirement plan subject to ERISA, such plan has been and will continue to be funded in accordance with its terms and otherwise complies with and continues to comply with the requirements of ERISA.

  7.09 TAXES. Each Borrower has filed all tax returns required to be filed and paid all taxes shown thereon to be due, including interest and penalties, other than such taxes which are currently payable without penalty or interest or those which are being duly contested in good faith.

  7.10 MARGIN STOCK. The proceeds of any Advance will not be used to purchase or carry margin stock as such term is defined under Regulation U of the Board of Governors of the Federal Reserve System.

  7.11 ENVIRONMENTAL COMPLIANCE. Each Borrower has implemented and complied in all material respects with all applicable federal, state and local laws, ordinances, statutes and regulations with respect to hazardous or toxic wastes, substances or related materials, industrial hygiene or environmental conditions. There are no suits, proceedings, claims or disputes pending or, to the knowledge of any Borrower, threatened against or affecting any Borrower or its property claiming violations of any federal, state or local law, ordinance, statute or regulation relating to hazardous or toxic wastes, substances or related materials.

                                   SECTION 8
                                   COVENANTS

  Each Borrower covenants and agrees that, during the term of this Agreement, and so long thereafter as any Borrower is indebted to the Bank under this Agreement, each Borrower will, unless the Bank shall otherwise consent in writing:

  8.01 PRESERVATION OF EXISTENCE; COMPLIANCE WITH APPLICABLE LAWS. Maintain and preserve its existence and all rights and privileges now enjoyed; and conduct its business and operations in accordance with all applicable laws, rules and regulations.

  8.02 MAINTENANCE OF INSURANCE. Maintain insurance in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which each Borrower operates and maintain such other insurance and coverages as may be required by the Bank. All such insurance shall be in form and amount and with companies satisfactory to the Bank. With respect to insurance covering properties in which the Bank maintains a security interest or lien, such insurance shall name the Bank as loss payee pursuant to a loss payable endorsement satisfactory to the Bank and shall not be altered or canceled except upon 10 days' prior written notice to the Bank. Upon the Bank's request, each Borrower shall furnish the Bank with the original policy or binder of all such insurance.

  8.03 MAINTENANCE OF COLLATERAL AND OTHER PROPERTIES. Except for Permitted Liens, keep and maintain the Collateral free and clear of all levies, liens, encumbrances and security interests (including, but not limited to, any lien of attachment, judgment or execution) and defend the Collateral against any such levy, lien, encumbrance or security interest; comply with all laws, statutes and regulations pertaining to the Collateral and its use and operation; execute, file and record such statements, notices and agreements, take such actions and obtain such certificates and other documents as necessary to perfect, evidence and continue the Bank's security interest in the Collateral and the priority thereof; maintain accurate and complete records of the Collateral which show all sales, claims and allowances; and properly care for, house, store and maintain the Collateral in good condition, free of misuse, abuse and deterioration, other than normal wear and tear. Each Borrower shall also maintain and preserve all its properties in good working order and condition in accordance with the general practice of other businesses of similar character and size, ordinary wear and tear excepted.

  8.04 PAYMENT OF OBLIGATIONS AND TAXES. Make timely payment of all assessments and taxes and all of its liabilities and obligations including, but not limited to, trade payables, unless the same are being contested in good faith by appropriate proceedings with the appropriate court or regulatory agency. For purposes hereof, any Borrower's issuance of a check, draft or similar instrument without delivery to the intended payee shall not constitute payment.

  8.05 INSPECTION RIGHTS. At any reasonable time and from time to time, permit the Bank or any representative thereof to examine and make copies of the records and visit the properties of any Borrower and discuss the business and operations of such Borrower with any employee or representative thereof. If any Borrower shall maintain any records (including, but not limited to, computer generated records or computer programs for the generation of such records) in the possession of a third party, each Borrower hereby agrees to notify such third party to permit the Bank free access to such records at all reasonable times and to provide the Bank with copies of any records which it may request, all at the Borrowers' expense, the amount of which shall be payable immediately upon demand. In addition, the Bank may, at any reasonable time and from time to time, conduct inspections and audits of the Collateral and each Borrower's accounts payable, the cost and expenses of which shall be paid by the Borrowers to the Bank upon demand.

  8.06 REPORTING AND CERTIFICATION REQUIREMENTS. Deliver or cause to be delivered to the Bank in form and detail satisfactory to the Bank:

       (a) Not later than 125 days after the end of each Borrower's fiscal year, a copy of the annual audited consolidated financial report of the Borrowers for such year, prepared by a firm of certified public accountants acceptable to Bank and a copy of OSI System Inc.`s Form 10K filed with the Securities and Exchange Commission.

       (b) Not later than 50 days after the end of the first three fiscal quarters of each year, the Borrowers' consolidated and consolidating financial statement for such quarter and a copy of OSI System Inc.`s Form 10Q filed with the Securities and Exchange Commission.

       (c) Upon the Bank's request, such other information pertaining to the Borrower, the Collateral or any guarantor hereunder as the Bank may reasonably request.

  8.07 REDEMPTION OR REPURCHASE OF STOCK. Not redeem or repurchase any class of each Borrower's stock now or hereafter outstanding other than up to $5,000,000 of the Borrower's common stock.

  8.08 PAYMENT OF DIVIDENDS. Not declare or pay any dividends on any class of stock now or hereafter outstanding except dividends payable solely in the Borrower's capital stock.

  8.09 ADDITIONAL INDEBTEDNESS. Except as otherwise provided herein, not, after the date hereof, create, incur or assume, directly or indirectly, any additional Indebtedness other than (i) indebtedness owed or to be owed to the Bank or (ii) indebtedness to trade creditors incurred in the ordinary course of any Borrower's business or (iii) indebtedness owed or to be owed to Wells Fargo HSBC Trade Bank, or (iv) indebtedness to other real estate lenders for Borrowers' finance of its properties up to $4,000,000.

  8.10 LOANS. Not make any loans or advances or extend credit totalling more than $350,000 in the aggregate to any third person, including, but not limited to, directors, officers, partners, or employees of any Borrower, except for credit extended in the ordinary course of each Borrower's business as presently conducted and except credit extended to any Borrower's affiliated entities and subsidiaries.

  8.11 LIENS AND ENCUMBRANCES. Not create, assume or permit to exist any security interest, encumbrance, mortgage, deed of trust, or other lien (including, but not limited to, a lien of attachment, judgment or execution) affecting any of each Borrower's properties, or execute or allow to be filed any financing statement or continuation thereof affecting any of such properties, except for Permitted Liens or as otherwise provided in this Agreement.

  8.12 TRANSFER ASSETS. Not, after the date hereof, sell, contract for sale, convey, transfer, assign, lease or sublet, any of its assets (including, but not limited to, the Collateral) except in the ordinary course of business as presently conducted by each Borrower and, then, only for full, fair and reasonable consideration.

  8.13 CHANGE IN NATURE OF BUSINESS. Not make any material change in the nature of its business as existing or conducted as of the date hereof.

  8.14  FINANCIAL CONDITION.  Maintain at all times on a consolidated basis:

       (a) NET WORTH. A minimum Effective Tangible Net Worth of at least $40,000,000.

       (b) LIQUID ASSETS. A ratio of the sum of cash, cash equivalents and accounts receivable to current liabilities of not less than .80 to 1.00.

       (c) CASH FLOW. A ratio of EBITDA to the sum of interest expense and the current portion of long term Debt of not less than 2 to 1 at the end of each fiscal quarter with EBITDA based upon the immediately preceding three fiscal quarters and the current quarter just ended.

       (d)  LOSSES.  Not allow any quarterly operating losses.

       (e) DEBT COVERAGE. A ratio of Indebtedness to EBITDA for the immediately preceding three fiscal quarters and the current quarter just ended of not more than 3 to 1 at the end of each fiscal quarter.

  8.15 COMPENSATION OF EMPLOYEES. Compensate its employees for services rendered at an hourly rate at least equal to the minimum hourly rate prescribed by any applicable federal or state law or regulation.

  8.16 CAPITAL EXPENSE. Not make any fixed capital expenditure or any commitment therefor, including, but not limited to, incurring liability for leases which would be, in accordance with generally accepted accounting principles, reported as capital leases, or purchase any real or personal property in an amount greater than $3,500,000 in any one fiscal year, except for the purchase of real property to be occupied by Borrowers.

  8.17 MERGE OR CONSOLIDATE. Not liquidate or dissolve, merge or consolidate with or into, or acquire any other business organization, provided however, that Borrowers may make business acquisitions on a consolidated basis of up to $15,000,000 in cash and $25,000,000 in the aggregate.

  8.18 NOTICE. Give the Bank prompt written notice of any and all (i) Events of Default; (ii) litigation, arbitration or administrative proceedings to which either Borrower is a party and in which the claim or liability exceeds $500,000 or which affects the Collateral; and (iii) other matters which have resulted in, or might result in a material adverse change in the Collateral or the financial condition or business operations of any Borrower.

  8.19  ENVIRONMENTAL COMPLIANCE.  Each Borrower shall:

       (a) Implement and comply in all material respects with all applicable federal, state and local laws, ordinances, statutes and regulations with respect to hazardous or toxic wastes, substances or related materials, industrial hygiene or to environmental conditions.

       (b) Not own, use, generate, manufacture, store, handle, treat, release or dispose of any hazardous or toxic wastes, substances or related materials except in the ordinary course of the Borrower's business.

       (c) Give prompt written notice of any discovery of or suit, proceeding, claim, dispute, threat, inquiry or filing respecting hazardous or toxic wastes, substances or related materials.

       (d) At all times indemnify and hold harmless Bank from and against any and all liability arising out of the use, generation, manufacture, storage, handling, treatment, disposal or presence of hazardous or toxic wastes, substances or related materials.

                                   SECTION 9
                               EVENTS OF DEFAULT

  Any one or more of the following described events shall constitute an event of default (an "Event of Default") under this Agreement:

  9.01 NON-PAYMENT. Any Borrower shall fail to pay any Obligations within 2 days of when due.

  9.02 PERFORMANCE UNDER THIS AGREEMENT. Any Borrower shall fail in any material respect to perform or observe any term, covenant or agreement contained in this Agreement or in any document, instrument or agreement relating to this Agreement and any such failure shall continue unremedied for more than 30 days after the occurrence thereof.

  9.03 OTHER AGREEMENTS. If there is a default under any agreement to which any Borrower is a party with a third party or parties resulting in a right by such third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness in excess of $250,000.

  9.04 REPRESENTATIONS AND WARRANTIES; FINANCIAL STATEMENTS. Any representation or warranty made by each Borrower under or in connection with this Agreement or any financial statement given by such Borrower or any guarantor shall prove to have been incorrect in any material respect when made or given or when deemed to have been made or given.

  9.05 INSOLVENCY. Any Borrower shall: (i) become insolvent or be unable to pay its debts as they mature; (ii) make an assignment for the benefit of creditors or to an agent authorized to liquidate any substantial amount of its properties and assets; (iii) file a voluntary petition in bankruptcy or seeking reorganization or to effect a plan or other arrangement with creditors; (iv) file an answer admitting the material allegations of an involuntary petition relating to bankruptcy or reorganization or join in any such petition; (v) become or be adjudicated a bankrupt; (vi) apply for or consent to the appointment of, or consent that an order be made, appointing any receiver, custodian or trustee, for itself or any of its properties, assets or businesses; or (vii) any receiver, custodian or trustee shall have been appointed for all or substantially all of its properties, assets or businesses and shall not be discharged within 60 days after the date of such appointment.

  9.06 EXECUTION. Any writ of execution or attachment or any judgment lien shall be issued against any property of any Borrower and shall not be discharged or bonded against or released within 30 days after the issuance or attachment of such writ or lien in excess of $250,000.

  9.07 SUSPENSION. Any Borrower shall voluntarily suspend the transaction of business or allow to be suspended, terminated, revoked or expired any permit, license or approval of any governmental body necessary to conduct such Borrower's business as now conducted.

  9.08 CHANGE IN OWNERSHIP. There shall occur a sale, transfer, disposition or encumbrance (whether voluntary or involuntary), or an agreement shall be entered into to do so, with respect to more than 25% of the issued and outstanding capital stock of any Borrower owned by Deepak Chopra without the prior written consent of the Bank.

                                   SECTION 10
                              REMEDIES ON DEFAULT

  Upon the occurrence of any Event of Default, the Bank may, at its sole and absolute election, without demand and only upon such notice as may be required by law:

  10.01 ACCELERATION. Declare any or all of the Borrowers' indebtedness owing to the Bank, whether under this Agreement or any other document, instrument or agreement, immediately due and payable, whether or not otherwise due and payable.

  10.02 CEASE EXTENDING CREDIT. Cease making Advances or otherwise extending credit to or for the account of each Borrower under this Agreement or under any other agreement now existing or hereafter entered into between any Borrower and the Bank.

  10.03 TERMINATION. Terminate this Agreement as to any future obligation of the Bank without affecting the Borrowers' obligations to the Bank or the Bank's rights and remedies under this Agreement or under any other document, instrument or agreement.

  10.04  NOTIFICATION OF ACCOUNT DEBTORS:

         (a) Notify any Account Debtor, any buyers or transferee of the Collateral or any other persons of the Bank's interest in the Collateral and the proceeds thereof.

         (b) Sign any Borrower's name (which authority each Borrower hereby irrevocably and unconditionally grants to the Bank) on any invoice or bill of lading relating to accounts or other drafts against the Account Debtors, notify post office authorities to change the address for delivery of mail addressed to such Borrower to such address as the Bank may designate and take possession of and open mail addressed to any Borrower and remove therefrom, proceeds of and payments on the Collateral, and demand, receive and endorse payment and give receipts, releases and satisfactions for and sue for all money payable to any Borrower.

         (c) Require each Borrower to indicate on the face of all invoices (or such other documentation as may be specified by the Bank relating to the services giving rise to the Account) that the Account has been assigned to the Bank and that all payments are to be made directly to the Bank at such address as the Bank may designate.

  10.05 PROTECTION OF SECURITY INTEREST. Make such payments and do such acts as the Bank, in its sole judgment, considers necessary and reasonable to protect its security interest or lien in the Collateral. Each Borrower hereby irrevocably authorizes the Bank to pay, purchase, contest or compromise any encumbrance, lien or claim which the Bank, in its sole judgment, deems to be prior or superior to its security interest. Further, each Borrower hereby agrees to pay to the Bank, upon demand therefor, all expenses and expenditures (including attorneys' fees) incurred in connection with the foregoing.

  10.06 FORECLOSURE. Enforce any security interest or lien given or provided for under this Agreement or under any security agreement, mortgage, deed of trust or other document, in such manner and such order, as to all or any part of the properties subject to such security interest or lien, as the Bank, in its sole judgment, deems to be necessary or appropriate and each Borrower hereby waives any and all rights, obligations or defenses now or hereafter established by law relating to the foregoing. In the enforcement of its security interest or lien, the Bank is authorized to enter upon the premises where any Collateral is located and take possession of the Collateral or any part thereof, together with each Borrower's records pertaining thereto, or the Bank may require each Borrower to assemble the Collateral and records pertaining thereto and make such Collateral and records available to the Bank at a place designated by the Bank. The Bank may sell the Collateral or any portions thereof, together with all additions, accessions and accessories thereto, giving only such notices and following only such procedures as are required by law, at either a public or private sale, or both, with or without having the Collateral present at the time of the sale, which sale shall be on such terms and conditions and conducted in such manner as the Bank determines in its sole judgment to be commercially reasonable. Any deficiency which exists after the disposition or liquidation of the Collateral shall be a continuing liability of each Borrowers to the Bank and shall be immediately paid by each Borrower, jointly and severally, to the Bank.

  10.07 NON-EXCLUSIVITY OF REMEDIES. Exercise one or more of the Bank's rights set forth herein or seek such other rights or pursue such other remedies as may be provided by law, in equity or in any other agreement now existing or hereafter entered into between each Borrower and the Bank, or otherwise.

  10.08 APPLICATION OF PROCEEDS. All amounts received by the Bank as proceeds from the disposition or liquidation of the Collateral shall be applied to the Borrowers' indebtedness to the Bank as follows: first, to the costs and expenses of collection, enforcement, protection and preservation of the Bank's lien in the Collateral, including court costs and reasonable attorneys' fees, whether or not suit is commenced by the Bank; next, to those costs and expenses incurred by the Bank in protecting, preserving, enforcing, collecting, liquidating, selling or disposing of the Collateral; next, to the payment of accrued and unpaid interest on all of the Obligations; next, to the payment of the outstanding principal balance of the Obligations; and last, to the payment of any other indebtedness owed by any Borrower to the Bank. Any excess Collateral or excess proceeds existing after the disposition or liquidation of the Collateral will be returned or paid by the Bank to the Borrowers.

                                   SECTION 11
                                 MISCELLANEOUS

  11.01 AMOUNTS PAYABLE ON DEMAND. If any Borrower shall fail to pay on demand any amount so payable under this Agreement, the Bank may, at its option and without any obligation to do so and without waiving any default occasioned by the Borrower having so failed to pay such amount, create an Advance under the Revolving Line of Credit in an amount equal to the amount so payable, which Advance shall thereafter bear interest as provided under the Revolving Line of Credit.

  11.02 DEFAULT INTEREST RATE. If an Event of Default, or an event which, with notice or passage of time could become an Event of Default, has occurred and is continuing, each Borrower, jointly and severally, shall pay to the Bank interest on any Indebtedness or amount payable under this Agreement at a rate which is 3% in excess of the rate or rates then in effect under this Agreement.

  11.03 DISPOSAL OF INVOICES. All documents, schedules, invoices or other papers received by the Bank from the Borrowers may be destroyed or disposed of 6 months after receipt by the Bank, unless any Borrower requests in writing the return thereof, which shall be done at the Borrowers' expense.

  11.04 RELIANCE. Each warranty, representation, covenant, obligation and agreement contained in this Agreement shall be conclusively presumed to have been relied upon by the Bank regardless of any investigation made or information possessed by the Bank and shall be cumulative and in addition to any other warranties, representations, covenants and agreements which each Borrower now or hereafter shall give, or cause to be given, to the Bank in writing.

  11.05 ATTORNEYS' FEES. Each Borrower, jointly and severally, shall pay to the Bank all costs and expenses, including but not limited to reasonable attorneys fees, incurred by Bank in connection with the enforcement, or any refinancing or restructuring in the nature of a "work-out", of this Agreement or any document, instrument or agreement executed with respect to, evidencing or securing the indebtedness hereunder.

  11.06 NOTICES. All notices, payments, requests, information and demands which either party hereto may desire, or may be required to give or make to the other party hereto, shall be given or made to such party by hand delivery or through deposit in the United States mail, postage prepaid, or by Western Union telegram, addressed as set forth below or to such other address as may be specified from time to time in writing by either party to the other.

                      To the Borrowers:                                                To the Bank:
OSI SYSTEMS, INC.                              UDT SENSORS, INC.                     SANWA BANK CALIFORNIA
12525 Chadron Ave.                             12525 Chadron Ave.                    Rosemead CBC #261-7
Hawthorne, CA  90250                           Hawthorne, CA  90250                  9000 East Valley Boulevard
                                                                                     Rosemead, CA  91770

                                                                                     Attn:  David Carr, Vice President

RAPISCAN SECURITY PRODUCTS                    FERSON OPTICS, INC.
(U.S.A.), INC.                                12525 Chadron Ave.
12525 Chadron Ave.                            Hawthorne, CA  90250
Hawthorne, CA  90250

With copy to:

Allan Duboff, Esq.
Richman, Lawrence, Mann, Chizever & Phillips
9601 Wilshire Blvd., Penthouse
Beverly Hills, CA  90210

  11.07 WAIVER. Neither the failure nor delay by the Bank in exercising any right hereunder or under any document, instrument or agreement mentioned herein shall operate as a waiver thereof, nor shall any single or partial exercise of any right hereunder or under any other document, instrument or agreement mentioned herein preclude other or further exercise thereof or the exercise of any other right; nor shall any waiver of any right or default hereunder, or under any other document, instrument or agreement mentioned herein, constitute a waiver of any other right or default or constitute a waiver of any other default of the same or any other term or provision.

  11.08 CONFLICTING PROVISIONS. To the extent the provisions contained in this Agreement are inconsistent with those contained in any other document, instrument or agreement executed pursuant hereto, the terms and provisions contained herein shall control. Otherwise, such provisions shall be considered cumulative.

  11.09 BINDING EFFECT; ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of each Borrower and the Bank and their respective successors and assigns, except that no Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of the Bank. The Bank may sell, assign or grant participation in all or any portion of its rights and benefits hereunder. Each Borrower agrees that, in connection with any such sale, grant or assignment, the Bank may deliver to the prospective buyer, participant or assignee financial statements and other relevant information relating to any Borrower and any guarantor.

  11.10 JURISDICTION. This Agreement, any notes issued hereunder, the rights of the parties hereunder to and concerning the Collateral, and any documents, instruments or agreements mentioned or referred to herein shall be governed by and construed according to the laws of the State of California, to the jurisdiction of whose courts the parties hereby submit.

  11.11 JUDGMENT CURRENCY. If for the purposes of obtaining judgment in any court it is necessary to convert a sum due hereunder in any currency (the "Original Currency") into another currency (the "Other Currency") the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Bank could purchase the Original Currency with the Other Currency at Los Angeles on the second Business Day preceding that on which final judgment is given.

  The obligation of any Borrower in respect of any sum due in the Original Currency from it to Bank shall, notwithstanding any judgment in any Other Currency, be discharged only to the extent that on the Business Day following receipt by Bank of any sum adjudged to be so due in such Other Currency Bank may in accordance with normal banking procedures purchase Dollars with such Other Currency; if the amount of the Original Currency so purchased is less than the sum originally due to the Bank, each Borrower jointly and severally agrees, as a separate obligation and notwithstanding any such judgment, to indemnify Bank against such loss, and if the amount of the Original Currency so purchased exceeds the sum originally due to Bank in the Original Currency, Bank agrees to remit to Borrowers such excess.

  11.12 WAIVER OF JURY TRIAL. EACH BORROWER AND THE BANK EACH WAIVE THEIR RESPECTIVE RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF OR RELATED TO THIS AGREEMENT, THE OTHER LOAN DOCUMENTS, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY OF THE PARTIES AGAINST ANY OTHER PARTY OR PARTIES, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS, OR OTHERWISE. EACH BORROWER AND THE BANK EACH AGREE THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT TRIAL WITHOUT A JURY. WITHOUT LIMITING THE FOREGOING, THE PARTIES FURTHER AGREE THAT THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING WHICH SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS OR ANY PROVISION HEREOF OR THEREOF. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS.

  11.13 NO GUARANTY OR SURETY. If any Borrower hereunder is deemed to be a surety or guarantor due to its joint and several liability hereunder such Borrower hereby unconditionally and irrevocably acknowledges and agrees to the matters set forth below:

       (a) Each Borrower waives its rights of subrogation, reimbursement, indemnification and contribution and any other rights and defenses that are or may become available to such Borrower by reason of Sections 2787 to 2855, inclusive, of the California Civil Code and as they may be amended or superseded in the future. Without limiting the generality of the foregoing, each Borrower waives any defense based upon any Borrower's loss of a right against any other Borrower(s) arising from the Bank's election of a remedy on any indebtedness under bankruptcy or other debtor relief laws or under any other laws, including, but not limited to, those purporting to reduce the Bank' rights against any Borrower in proportion to the principal obligation of any indebtedness (as presently contained in Section 2809 of the California Civil Code and as it may be amended or superseded in the future).

       (b)  Each Borrower waives any defense arising by reason of:

            (i) The cessation from any cause whatsoever, other than payment in full, of the Borrowers' indebtedness;

            (ii) The application by the Borrowers of the proceeds of any Advance for purposes other than purposes represented by the Borrowers to the Bank or intended or understood by the Bank or such Borrower;

            (iii) Any act or omission by the Bank which directly or indirectly results in or aids the discharge of the Borrowers or any Borrowers' indebtedness by operation of law or otherwise; or

            (iv) Any modification of the Borrowers' indebtedness, in any form whatsoever, including, but not limited to, any renewal, extension, acceleration or other change in the time for payment of such indebtedness or other change in the terms of such indebtedness or any part thereof including, but not limited to, increase or decrease of the rate of interest thereon.

     (c) Each Borrower waives all right to required the Bank to: (i) proceed against any other Borrower(s), any endorser, cosigner, other guarantor or other person liable on any indebtedness; (ii) join any endorser, cosigner, other guarantor on any indebtedness in any action or actions that may be brought and prosecuted by the Bank solely and separately against any Borrower(s) on any indebtedness; (iii) proceed against any item or items of collateral securing any indebtedness or any guaranty thereof; or (iv) pursue or refrain from pursuing any other remedy whatsoever in the Bank's power.

     (d) Each Borrower waives any defense arising by reason of any disability or other defense of any other Borrower(s), successors or any endorser, cosigner, other guarantor or other person liable on any indebtedness. Until all indebtedness has been paid in full, each Borrower shall not have any right of subrogation and each Borrower waives any benefit of and right to participate in any collateral now or hereafter held by the Bank. Each Borrower waives all presentments, demands for performance, notices of nonperformance, protests, notices of protest, notices of dishonor, notices of sale of any collateral securing any indebtedness or any guaranty thereof, and notice of the existence, creation or incurring of new or additional indebtedness.

  11.14 HEADINGS. The headings herein set forth are solely for the purpose of identification and have no legal significance.

  11.15 ENTIRE AGREEMENT. This Agreement and all documents, instruments and agreements mentioned herein constitute the entire and complete understanding of the parties with respect to the transactions contemplated hereunder. All previous conversations, memoranda and writings between the parties pertaining to the transactions contemplated hereunder not incorporated or referenced in this Agreement or in such documents, instruments and agreements are superseded hereby.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first hereinabove written.

BANK:                                  BORROWERS:

SANWA BANK CALIFORNIA                  OSI SYSTEMS, INC.

By: /s/ David B. Carr                  By: /s/ Ajay Mehra
   ------------------------                -----------------------------------
                                           Ajay Mehra, Chief Financial Officer
    David B. Carr, Vice President
   ------------------------------
            Name/Title                 UDT SENSORS, INC.

                                       By: /s/ Ajay Mehra
                                           -----------------------------------
                                           Ajay Mehra, Chief Financial Officer


                                       RAPISCAN SECURITY PRODUCTS (U.S.A.), INC.

                                       By: /s/ Ajay Mehra
                                           -----------------------------------
                                           Ajay Mehra, Chief Financial Officer


                                       FERSON OPTICS, INC.

                                       By: /s/ Ajay Mehra
                                           -----------------------------------
                                           Ajay Mehra, Chief Financial Officer